Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in this Amended Registration Statement on Form S-3 of Pareteum Corporation (the “Company”) of our report dated March 30, 2018, relating to the consolidated financial statements of Pareteum Corporation (which expresses an unqualified opinion), appearing in the Annual Report on Form 10-K of Pareteum Corporation for the year ended December 31, 2017.

We also consent to the reference to our firm under the caption “Experts” in the prospectus, which is part of the Registration Statement.

/s/ Squar Milner LLP
Los Angeles, California
July 27, 2018